Ekso Bionics Reports First Quarter 2022 Results

RICHMOND, Calif., April 28, 2022 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended March 31, 2022.

Recent Highlights and Accomplishments
•Reported revenue of $2.6 million in the first quarter of 2022
•Strong cash position of $36.2 million at March 31, 2022
•Booked a total of 23 EksoNR units in the first quarter of 2022
•Secured three multi-unit orders from top network providers, including the Company's largest order ever
“We had strong year-over-year revenue growth in the first quarter, reflecting solid execution of our commercial strategy,” said Steven Sherman, Chairman and Chief Executive Officer of Ekso Bionics. “During the quarter, we continued to gain traction with network operators. We are invigorated by multi-unit orders for our EksoNR exoskeleton devices. EksoHealth has significant backlog, in part due to the challenging supply chain environment. EksoWorks order flow is increasing, spurred by growing interest from new and current automotive and aerospace customers given the heightened focus on workplace productivity and safety benefits EVO provides. Looking ahead, we are optimistic about our industry, growth and strategy to drive sustained shareholder value.”

First Quarter 2022 Financial Results

Revenue was $2.6 million for the quarter ended March 31, 2022, compared to $1.9 million for the same period in 2021. Revenue in the first quarter of 2022 included approximately $1.9 million in EksoHealth revenue and approximately $0.7 million in EksoWorks sales. The Company booked a total of 23 EksoNR units in the first quarter of 2022.
Gross profit for the quarter ended March 31, 2022 was $1.2 million, a decrease of 2% from the same period in 2021, representing a gross margin of approximately 47% in the first quarter of 2022, compared to a gross margin for the same period in 2021 of 65%. The overall decrease in gross margin is primarily due to an increase in EksoHealth service costs, changes in product mix and increases in inventory costs, partially offset by the recognition of prepaid royalty revenue associated with a license and distribution agreement that expired.
Sales and marketing expenses for the quarter ended March 31, 2022 were $1.6 million, a decrease of $0.2 million, or approximately 9%, compared to the same period in 2021. The decrease was primarily the result of reduced general marketing activities compared with the same period in the prior year.
Research and development expenses for the quarter ended March 31, 2022 were $1.0 million, compared to $0.6 million for the same period in 2021. The $0.4 million increase was primarily due to an increase in product development activity expenses.
General and administrative expenses for the quarter ended March 31, 2022 were $2.8 million, compared to $2.0 million for the same period in 2021, an increase of $0.8 million. The increase was primarily due to higher cash and noncash compensation expenses and severance expense.
Loss on warrant liabilities for the quarter ended March 31, 2022 associated with the revaluation of warrants issued in 2019, 2020 and 2021 was $0.1 million, compared to a de minimis gain associated with the revaluation of warrants issued in 2019, 2020 and 2021 for the same period in 2021.

Net loss applicable to common stockholders for the quarter ended March 31, 2022 was $4.6 million, or $0.36 per basic and diluted share, compared to net loss of $3.7 million, or $0.34 per basic and diluted share, for the same period in 2021.
Cash on hand at March 31, 2022 was $36.2 million, compared to $40.4 million at December 31, 2021.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.
Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended March 31, 2022, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022 that are required to be included in such report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus and the emergence of new, more infectious variants, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	March 31,	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash	$36,176	$40,406
Accounts receivable, net	3,346	4,662
Inventories	2,772	2,242
Prepaid expenses and other current assets	829	485
Total current assets	43,123	47,795
Property and equipment, net	886	991
Right-of-use assets	92	216
Other assets	141	164
Total assets	$44,242	$49,166
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,939	$3,107
Accrued liabilities	1,819	2,299
Deferred revenues, current	1,115	1,220
Lease liabilities, current	97	229
Total current liabilities	5,970	6,855
Deferred revenue	1,082	1,475
Notes payable, net	1,994	1,993
Warrant liabilities	1,650	1,550
Other non-current liabilities	60	74
Total liabilities	10,756	11,947
Stockholders' equity:
Common stock	13	13
Additional paid-in capital	246,765	246,090
Accumulated other comprehensive gain (loss)	195	(17)
Accumulated deficit	(213,487)	(208,867)
Total stockholders' equity	33,486	37,219
Total liabilities and stockholders' equity	$44,242	$49,166

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,

	2022	2021

Revenue	$2,567	$1,910
Cost of revenue	1,358	675
Gross profit	1,209	1,235

Operating expenses:
Sales and marketing	1,629	1,793
Research and development	999	603
General and administrative	2,818	1,978
Total operating expenses	5,446	4,374

Loss from operations	(4,237)	(3,139)

Other expense, net:
Interest expense	(27)	(26)
(Loss) gain on revaluation of warrant liabilities	(100)	11
Other expense, net	(256)	(516)
Total other income (expense), net	(383)	(531)
Net loss	$(4,620)	$(3,670)

Net loss per share, basic	$(0.36)	$(0.34)

Weighted average number of shares of common stock outstanding, basic and diluted	12,728	10,752